Exhibit 99.1

This information statement contains “forward-looking statements.” These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future, You are urged to carefully review and consider any cautionary statements, including but not limited to expectations on our ability to continue as a going concern, obtaining regulatory approval and developing marketable products. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1.A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the Securities and Exchange Commission (the “SEC”) and our other filings with the SEC.

July 17, 2025

Dear Shareholder.

In the first half of 2025, we experienced some challenges and a number of disruptive events beyond our control. Early in the year our team was concerned that changes in US Food and Drug Administration (FDA) leadership and reductions in FDA staffing would have a material and a negative impact on the timing of the acceptance and the review of our US FDA Pre-Market Tobacco Authorization (PMTA) submission. Securing the PMTA is critical at this juncture of our development. The authorization will create options and opportunities to launch transformative, modified risk tobacco products in the US and provide pathways to shareholder liquidity.

As of the date of this letter, we can now report that our FDA advisors have confirmed that the Administration now appears to be back on track and accepting submissions for review. We expect that our next meeting with the FDA will be in mid-September.

Despite the challenges and disruptions of early this year, we kept moving forward, achieving critical milestones, including the following:

●	With the guidance and the efforts of our Corporate Advisory Board, we have secured the funding to undertake the rigorous FDA PMTA submission process.
●	With input from our Medical Advisory Board, we have broadened our understanding of the dynamics of nicotine addiction and the harmful effects of smoking; and we have initiated the “road-mapping” of other drug formulations uniquely suited to our technology for future product launch.
●	We completed the first-of-its-kind manufacturing machinery designed to produce our patented and proprietary tobacco consumable devices at high speeds.
●	We have completed set up of the process by which we will manufacture our consumable device products, another critical step for FDA review.
●	And we continued to grow the depth and breadth of our IP Portfolio—which now numbers 95 US and international patents, pending patents, and trademarks.

As we’ve noted in our past communications, the CQENS “Heat not Burn” tobacco system comprises both a device and a tobacco consumable. The patented, patent pending, and proprietary system produces an inhalable aerosol that has been tested by an independent, accredited laboratory and the laboratory found the system to have the lowest level of harmful and potentially harmful chemicals among any comparable product being sold anywhere in the world. So, we remain confident and fully expect our journey to result in products that will successfully secure the authorization of the FDA and, most importantly, gain acceptance by a significant percentage of the world’s current 1 billion+ smokers who are unable to quit smoking cigarettes.

We sincerely appreciate the ongoing encouragement and support that you, our investors, have provided, particularly during these recent challenges, and we are pleased to now be back on schedule.

Sincerely,

/s/ Alexander Chong
Chairman and Chief Executive Officer